Exhibit 21.1

Subsidiaries of the Company

Name	Jurisdiction
Bona Vida, Inc.	Delaware
TruPet LLC	Delaware
Halo, Purely for Pets, Inc.	Delaware
Wamore Corporation S.A.	Uruguay